AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 1996
                                               REGISTRATION NO. 333-2674

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                ---------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                       HOME PROPERTIES OF NEW YORK, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                ---------------

         MARYLAND                                      16-1455126
(STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                               850 CLINTON SQUARE
                           ROCHESTER, NEW YORK 14604
                                 (716) 546-4900
                       (ADDRESS, INCLUDING ZIP CODE, AND
                   TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                             ANN M. MCCORMICK, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                       HOME PROPERTIES OF NEW YORK, INC.
                               850 CLINTON SQUARE
                           ROCHESTER, NEW YORK 14604
                                 (716) 246-4105
                      (NAME, ADDRESS, INCLUDING ZIP CODE,
                      AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                               ---------------

                                   COPIES TO:

                           DEBORAH MCLEAN QUINN, ESQ.
                        NIXON, HARGRAVE, DEVANS & DOYLE
                               ONE CLINTON SQUARE
                           ROCHESTER, NEW YORK  14604
                                 (716) 263-1307

                                ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
      /X/




        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       HOME PROPERTIES OF NEW YORK , INC.
                             ______________________

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-3

FORM S-3 ITEM NUMBER AND CAPTION          PROSPECTUS CAPTION OR LOCATION

1.   Forepart of the Registration
     Statement and Outside Front Cover
     Page of Prospectus. . . . . . . . .  Outside Front Cover Page

2.   Inside Front and Outside Back
     Cover Pages of Prospectus . . . . .  Inside Front and Outside Back
                                          Cover Pages, Documents
                                          Incorporated by Reference,
                                          Additional Information
3.   Summary Information, Risk Factors
     and Ratio of Earnings to Fixed
     Charges . . . . . . . . . . . . . .  The Company; Risk Factors

4.   Use of Proceeds . . . . . . . . . .  Use of Proceeds

5.   Determination of Offering Price . .  Description of Capital Stock; Plan
                                          of Distribution

6.   Dilution. . . . . . . . . . . . . .  Inapplicable

7.   Selling Security Holders. . . . . .  Inapplicable

8.   Plan of Distribution. . . . . . . .  Outside Front Cover Pages; Plan of
                                          Distribution

9.   Description of Securities to be
     Registered. . . . . . . . . . . . .  Outside Front Cover Page;
                                          Description of Capital Stock;
                                          Description of Debt Securities

10.  Interests of Named Experts and
     Counsel . . . . . . . . . . . . . .  Legal Matters

11.  Material Changes . . . . . . . . .   Inapplicable

12.  Incorporation of Certain
     Information by Reference. . . . . .  Documents Incorporated by
                                          Reference

13.  Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities . . . . . . . . . .  Inapplicable

PROSPECTUS

                       HOME PROPERTIES OF NEW YORK, INC.
                                  COMMON STOCK
                                 PREFERRED STOCK
                             COMMON STOCK PURCHASE
                             RIGHTS OR WARRANTS AND
                                DEBT SECURITIES

                                ---------------

     Home Properties of New York, Inc. (the "Company") may from time to time offer in one or more series (i) shares of its common stock, par value $.01 per share (the "Common Stock"); (ii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock);
(iii) rights or warrants to purchase shares of its Common Stock
(the "Common Stock Purchase Rights") and (iv) one or more series of debt securities ("Debt Securities") which may be either senior debt securities or subordinated debt securities, with an aggregate public offering price of up to $100,000,000.00 on terms to be determined at the time or times of offering. The Common Stock, Preferred Stock, and Common Stock Purchase Rights and Debt Securities (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Stock Purchase Rights, the duration, offering price, exercise price and any reallocation of Purchase Rights not initially subscribed, and (iv) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the holder or the Company, any terms for sinking fund payments, rank, any conversion or exchange rights, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of any Debt Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement. The Common Stock is listed on the New York Stock Exchange under the symbol "HME." Any Common Stock offered pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution."

     No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such class or series of the Offered Securities.

                                ---------------


     SEE "RISK FACTORS" (beginning on page 4) FOR INFORMATION THAT SHOULD BE
                       CONSIDERED BY PROSPECTIVE INVESTORS.

                                ---------------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                 The date of this Prospectus is September 5, 1996

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     IN CONNECTION WITH AN OFFERING OF SECURITIES, THE UNDERWRITERS, IF ANY, FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                           __________________________

                             ADDITIONAL INFORMATION

     Home Properties has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and such securities, reference is made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.




     Home Properties is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning Home Properties can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Home Properties furnishes its stockholders with annual reports containing audited financial statements with a report thereon by its independent public accountants.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by Home Properties under the Exchange Act with the Commission, are incorporated in this Prospectus by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Form 10-K/A Amendment No. 1 (File
No. 1-13136), the Company's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1996 (File No. 1-13136); the Company's Current Report on Form 8-K dated September 14, 1995 as amended by Form 8-K/A Amendment No. 1 and Amendment No. 2 (File No. 1-13136); the Company's Current Report on Form 8-K dated January 1, 1996 as amended by Form 8-K/A Amendment No. 1 (File No. 1-13136); the Company's Quarterly Report on
Form 10-Q for the quarterly period ending June 30, 1996 (File No. 1-13136) and all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995.


     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by references in and to be a part of this Prospectus from the date of filing of such reports and documents (provided, however, that the information referred to in Instruction 8 to Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission is not incorporated herein by reference).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to those documents. Requests should be directed to: David P. Gardner, Chief Financial Officer, Home Properties of New York, Inc., 850 Clinton Square, Rochester, New York 14604 (716) 546-4900.

                                  THE COMPANY

     As used in this section, the terms "Home Properties" and "Company", includes Home Properties of New York, Inc., a Maryland corporation, Home Properties of New York, L.P., a New York limited partnership, and the Management Companies.

     Home Properties of New York, Inc. is a self-administered, self-managed, fully integrated real estate investment trust formed in November, 1993 to continue and expand the multifamily residential real estate business of Home Leasing Corporation, which was organized in 1967. The Company is one of the largest owners and operators of multifamily residential properties in Upstate New York (based on the number of apartment units) and the only publicly traded real estate investment trust headquartered in the area. It recently combined its operations with those of Conifer Realty, Inc. and its affiliates ("Conifer"), another large owner and operator of multifamily properties throughout New York State.

     Home Properties conducts substantially all of its business and owns all of its properties through Home Properties of New York, L.P. (the "Operating Partnership"). To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended (the "Code") applicable to real estate investment trusts ("REITs"), the Operating Partnership carries out portions of its property management and development activities through Home Properties Management, Inc. ("HP Management") and other entities organized on a similar basis as HP Management (collectively, the "Management Companies").

     Home Properties currently owns and manages 23 communities with 6,008 apartment units and one community containing 202 manufactured home sites. The Company also holds general partner interests in an additional 3,368 apartment units and manages 1,363 apartment units and approximately 1.6 million square feet of commercial space for other owners (primarily affiliates). The 10,739 total apartment units now owned and/or managed by Home Properties are primarily located throughout New York State. The Company is fully integrated with operations that include multifamily acquisitions, development, redevelopment, management, marketing, finance, leasing and asset management.

     The Company's executive offices are located at 850 Clinton Square, Rochester, New York 14604. Its telephone number is (716) 546-4900.


                                  RISK FACTORS

       An investment in the Shares involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus, prospective investors should consider, among other things, the following factors:

DEPENDENCE ON UPSTATE NEW YORK REGION


       A significant number of the properties owned and managed by the Company (the "Properties") are located in the Upstate New York Region. At June 30, 1996, 5,604 of the Company's owned multifamily units (or 90%) were located in the Upstate New York Region. Accordingly, the Company's performance is partially linked to economic conditions and the demand for apartments in the Upstate New York Region. A decline in the economy in this region generally may result in a decline in the demand for apartments which may adversely affect the ability of the Company to make distributions to stockholders.


DEBT FINANCING; NO LIMITATION ON DEBT

       The Company is subject to the customary risks associated with debt financing including the potential inability to refinance existing mortgage indebtedness upon maturity on favorable terms. If a property is mortgaged to secure payment of indebtedness and the Company is unable to make mortgage payments, the property could be foreclosed upon with a consequent loss of cash flow and asset value to the Company. In addition, the Company funds acquisitions and development activities partially through short-term borrowings. It expects to refinance any properties purchased with short-term debt either with long-term debt or equity financing depending upon economic conditions at the time of refinancing. The Board of Directors has adopted a policy of limiting the Company's indebtedness to approximately 50% of its market capitalization (i.e., the market value of issued and outstanding shares of Common Stock and Units plus total debt), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, the Company may incur. Accordingly, the Board of Directors could alter or eliminate its current policy on borrowing. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to its stockholders and an increased risk of default on the Company's indebtedness. At June 30, 1996, the ratio of the Company's indebtedness to its market capitalization was 44.4%.


       The Company has established its debt policy relative to the market capitalization of the Company rather than to the book value of its assets, a ratio that is frequently employed. The Company has used its market capitalization because it believes that the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value and may not necessarily reflect the fair market value of the underlying assets of the Company at all times. Although the Company will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness (such as the estimated market value of such assets upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service), there can be no assurance that the amount of debt service will not impair the Company's ability to make distributions to its stockholders.

FAILURE TO QUALIFY AS A REIT

       Although the Company believes that it is organized and operated to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and applicable Treasury Regulations is also increased in the context of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations, or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income tax consequences of such qualification; however, the Company is not aware of any proposal in Congress to amend the tax laws that would materially and adversely affect the Company's ability to operate as a REIT.

       If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to the Company's shareholders would be reduced for the year or years involved. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

DEPENDENCE OF THE COMPANY ON THE OPERATING PARTNERSHIP TO MAKE
DISTRIBUTIONS

       The Company's sole material asset is its interest in the Operating Partnership, and the Company's dividend policy is based on the Operating Partnership's distribution policy. Even if the Operating Partnership makes sufficient distributions to enable the Company to satisfy the REIT distribution requirements described above, other priorities for utilization of cash could reduce additional distributions by the Operating Partnership to partners and, accordingly, the funds available to the Company to pay dividends. In addition, the Operating Partnership is likely to borrow funds to enable it to follow its distribution policy. Borrowings to finance distributions will result in an increase in interest expense for the Operating Partnership and a corresponding reduction in the amount that the Operating Partnership would otherwise distribute to its partners.

EFFECT OF DISTRIBUTION REQUIREMENTS

       To maintain its qualification as a REIT, Home Properties must distribute to its stockholders annually at least 95% of REIT taxable income. Under certain circumstances, Home Properties may not have sufficient cash or other liquid assets to meet this distribution requirement. This could arise because of timing differences between income recognition and cash receipts and disbursements (income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed), and Home Properties could have taxable income without sufficient cash to meet the REIT distribution requirements. The Company also may face competing demands for its cash, such as expenditures for future acquisitions or for improvements or repairs to the Properties. In these situations, the funds necessary to meet the distribution requirements or the other expenditures would have to be obtained, to the extent available, primarily from cash flow, net proceeds from the issuance of equity securities, the sale of existing properties, institutional borrowings and the issuance of debt securities. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that the then prevailing interest rates, terms and other market conditions were not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. No assurance can be given that necessary funds will be available to allow Home Properties to meet the REIT requirements or the Company's other obligations.

REAL ESTATE INVESTMENT CONSIDERATIONS

       Occupancy and Ability of Residents to Pay Rent. The Company is dependent on rental income to pay operating expenses and to generate cash to enable Home Properties to make distributions to its stockholders. If the Company is unable to attract and retain residents or if its residents are unable, through an adverse change in the economic condition of the region or otherwise, to pay their rental obligations, Home Properties' ability to make expected distributions will be adversely affected.

       Illiquidity of Real Estate. Real estate investments are relatively illiquid and, therefore, the Company has limited ability to vary its portfolio quickly in response to changes in economic or other conditions. In addition, the prohibition in the Code on REITs holding property for sale and related regulations may affect the Company's ability to sell properties without adversely affecting distributions to Home Properties' stockholders.

       Compliance With Laws and Regulations. Many laws and governmental regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requires removal of structural barriers to handicapped access in certain public areas of the Properties, where such removal is "readily achievable." The ADA does not, however, consider residential properties, such as apartment communities, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. A number of additional federal, state and local laws exist which also may require modifications to the Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Non-compliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants. Although management believes that the Properties are substantially in compliance with present requirements, the Company may incur additional costs in complying with the ADA for both existing properties and properties acquired in the future. The Company believes that the Properties that are subject to the FHAA are in compliance with such laws.

       Under the federal Fair Housing Act and state fair housing laws, discrimination on the basis of certain protected classes is prohibited. The Company has a policy against any kind of discriminatory behavior and trains its employees to avoid discrimination or the appearance of discrimination. There is no assurance, however, that an employee will not violate the Company's policy against discrimination and violate the fair housing laws. Such a violation could subject the Company to legal action and the possible awards of damages.

       Under various laws and regulations relating to the protection of the environment, an owner of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose liability without regard to whether the owner was responsible for, or even knew of, the presence of such substances. The presence of such substances may adversely affect the owner's ability to rent or sell the property or use the property as collateral. Independent environmental consultants conducted "Phase I" environmental audits (which involve visual inspection but not soil or groundwater analysis) of substantially all of the Properties owned by the Company prior to their acquisition by the Company. The Phase I audit reports did not reveal any significant issues of environmental concern, nor is the Company aware of any environmental liability that management believes would have a material adverse effect on the Company. One issue raised by the Phase I audit reports was the existence in certain of the Properties of asbestos that does not require remediation under current conditions. There is no assurance that Phase I reports would reveal all environmental liabilities or that environmental conditions not known to the Company may exist now or in the future on existing properties or those subsequently acquired which would result in liability to the Company for remediation or fines, either under existing laws and regulations or future changes to such requirements.

       If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, Home Properties' ability to make expected distributions could be adversely affected.

       Competition in the Company's Markets. The Company plans to continue to acquire additional multifamily residential properties in New York State and may expand its activity into nearby states. There are a number of multifamily developers and other real estate companies that compete with the Company in seeking properties for acquisition, prospective residents and land for development. Most of the Company's Properties are in developed areas where there are other properties of the same type. Competition from other properties may affect the Company's ability to attract and retain residents, to increase rental rates and to minimize expenses of operation. Virtually all of the leases for the Properties are short-term leases (i.e., one year or less).

       HAP Contracts. Approximately 11% of the apartment units owned by the Company are entitled to the benefits of Housing Assistance Payments contracts ("HAP Contracts") with the U.S. Department of Housing and Urban Development. The future of the HAP Contract program is uncertain. If the HAP Contracts are not renewed by HUD or if the HAP Contract program is terminated, there could be an adverse effect on cash flow of the Properties affected. If any of the above occurred, Home Properties' ability to make expected distributions to stockholders could be adversely affected.

       Uninsured Losses. Certain extraordinary losses may not be covered by the Company's comprehensive liability, fire, extended and rental loss insurance. If an uninsured loss occurred, the Company could lose its investment in and cash flow from the affected Property (but would be required to repay any indebtedness secured by that Property and related taxes and other charges).


       Capital Improvements. The properties owned by the Company and which it may acquire vary widely in age and require capital improvements regularly. If the cost of improvements, whether required to attract and retain residents or to comply with governmental requirements, substantially exceed management's expectations, cash available for distribution to stockholders would be reduced. The actual expenditures on capital improvements by the Company has varied from property to property as the Company has repositioned newly acquired properties. These expenditures were within the expectations of management and taken into account in the price paid for the units.


       Risks of Affiliated Property Management Business.    Almost all of
the properties managed by the Company pursuant to management contracts are owned by affiliates of Home Leasing and Conifer. Although the management contracts are generally for one to five years in most cases, these contracts may be terminated by the owners at any time in the event the property is sold or on 30 to 60 days' notice. Since these managed properties are generally owned by limited partnerships of which Home Leasing or Conifer is the general partner and in which various members of management and their affiliates have significant ownership interests, conflicts could arise in enforcement of the management contracts. Such conflicts could arise with respect to liabilities incurred by the Company as property manager which the owners are required to pay or indemnify the Company against and which such owners are unable or unwilling to pay. Conflicts of interest may also arise in connection with the property owners' decisions to sell the properties or renegotiate the management contracts. Any of these events could adversely affect the Company's ability to make distributions to stockholders.


       Risks of Real Estate Development and Government Assisted Multifamily
Housing Development Activities.   While the Company's primary focus is
currently on the acquisition of multifamily residential properties, it is also a part of the Company's operating strategy to seek attractive opportunities for development, primarily of government assisted properties. All of the Company's development activities at June 30, 1996 related to government-assisted multifamily residential properties. The real estate development business involves significant risks in addition to those involved in the ownership and operation of established properties, including the risks that construction and long-term financing may not be available on favorable terms and that construction may not be completed on schedule or on budget resulting in increased debt service expense and construction costs. A primary source of support for government assisted multifamily housing is the federal "Low Income Housing Tax Credit" program (the "Tax Credit Program"). The Tax Credit Program was included in the Tax Reform Act of 1986 and was extended several times. The Tax Credit Program may be subjected to a sunset provision effective in 1997. Even if this occurs, management believes that Congress is likely to extend the Program on an annual basis since it is the only large scale rental housing program currently available to encourage the construction and operation of rental housing for low and moderate income households. In addition, management believes that there will continue to be a need for subsidized housing and that various forms of government subsidy programs will be available, although their format may change. From time to time, the Company plans to make advances in connection with development projects.


LIMITS ON OWNERSHIP AND CHANGE OF CONTROL

       In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding stock of Home Properties may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of its taxable year.
Home Properties has limited ownership of the issued and outstanding Shares by any single stockholder to 8.0% of the outstanding Shares. Norman and Nelson Leenhouts will be permitted to acquire additional Shares, except to the extent that such acquisition results in 50% or more in value of the outstanding Common Stock of the Company being owned, directly or indirectly, by five or fewer individuals. Although the Board of Directors presently has no intention of doing so, the Board of Directors could waive these restrictions if it were satisfied, based upon the advice of tax counsel or otherwise, that such action would be in the best interests of Home Properties. Shares acquired or transferred in breach of the limitation may be redeemed by Home Properties for the lesser of the price paid or the average closing price for the ten trading days immediately preceding redemption or may be sold at the direction of the Company. A transfer of Shares to a person who, as a result of the transfer, violates the ownership limit will be void and the Shares will automatically be converted into shares of Excess Stock. See "Description of Capital Stock -
- - Restrictions on Transfer" for additional information regarding the ownership limits.

       The Articles of Incorporation authorize the Board of Directors to issue up to a total of thirty million Shares and ten million shares of preferred stock and to establish the rights and preferences of any shares issued. No shares of preferred stock will be issued or outstanding at the completion of the Offering. Further, under the Articles of Incorporation, the stockholders to not have cumulative voting rights.

       The percentage ownership limit, the issuance of preferred stock in the future and the absence of cumulative voting rights could have the effect of
(i) delaying or preventing a change of control of Home Properties even if a change in control were in stockholders' interest; (ii) deterring tender offers for the Shares that may be beneficial to the stockholders; or
(iii) limiting the opportunity for stockholders to receive a premium for their Shares that might otherwise exist if an investor attempted to assemble a block of Shares in excess of the percentage ownership limit or otherwise to effect a change of control of Home Properties.

DEPENDENCE ON KEY PERSONNEL

       The Company is dependent on the efforts of its executive officers, particularly Norman Leenhouts, Nelson Leenhouts and Richard Crossed, for strategic business direction and their experience in the real estate market in the Upstate New York Region. The loss of their services could have an adverse effect on the operations of the Company. The Company does not have, and is not currently contemplating obtaining, key man life insurance for its executive officers.

CONFLICTS OF INTEREST WITH RESPECT TO PROPERTY MANAGEMENT

       Unlike persons acquiring Common Stock, the Company's executive officers own most of their interest in the Company through Units of limited partnership interest in the Operating Partnership. As a result of their status as holders of Units, the executive officers and other limited partners may have interests that conflict with stockholders with respect to business decisions affecting the Company and the Operating Partnership. In particular, certain executive officers may suffer different or more adverse tax consequence than the Company upon the sale or refinancing of some of the Properties as a result of unrealized gain attributable to certain Properties. Thus, executive officers and the stockholders may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of Properties. In addition, executive officers of the Company, as limited partners of the Operating Partnership, have the right to approve certain fundamental transactions such as the sale of all or substantially all of the assets of the Operating Partnership, merger or consolidation or dissolution of the Operating Partnership and certain amendments to the Operating Partnership Agreement.

       The Company manages multifamily residential properties through the Operating Partnership and commercial and development properties and certain multifamily residential properties through the Management Companies. As a result, the Leenhoutses and other officers of and directors of the Company will devote a significant portion of their business time and efforts to the management of properties not owned by the Company.

       Some officers of the Company have a significant interest in certain of the managed properties as the only stockholders of Home Leasing or Conifer, the general partners of the partnerships that own such managed properties and as holders of other ownership interests. Accordingly, such officers will have conflicts of interest between their fiduciary obligations to the partnerships that own such managed properties and their fiduciary obligations as officers and directors of the Company, particularly with respect to the enforcement of the management contracts and timing of the sale of the managed properties.

       In order to comply with technical requirements of the federal income tax laws pertaining to the qualification of REITs, the Operating Partnership owns all of the outstanding non-voting common stock (990 shares) of one of the Management Companies,- Home Properties Management, Inc., and Norman and Nelson Leenhouts own all of the outstanding voting common stock (10 shares). The Operating Partnership also owns all of the outstanding non-voting common stock (891 shares) of another of the Management Companies, Conifer Realty Corporation, and Norman and Nelson Leenhouts and Richard Crossed own all of the outstanding voting common stock (9 shares). As a result, although the Company will receive substantially all of the economic benefits of the business carried on by the Management Companies through the Company's right to receive dividends, the Company will not be able to elect directors and officers of the Management Companies and, therefore, the Company's ability to cause dividends to be declared or paid or influence the day-to-day operations of the Management Companies will be limited. Furthermore, although the Company will receive a management fee for managing the managed properties, this fee has not been negotiated at arm's length and may not represent a fair price for the services rendered.

SHARES AVAILABLE FOR FUTURE SALE


       Sales of substantial amounts of shares of Common Stock in the public market or the perception that such sales might occur could adversely affect the market price of the Common Stock. The Operating Partnership has issued an aggregate of 1,203,019 Units through June 30, 1996 to persons other than the Company which may be exchanged on a one-for-one basis for shares of Common Stock under certain circumstances. In addition, as of June 30, 1996, Home Properties has granted options to purchase an aggregate of 629,632 shares of Common Stock to certain directors, officers and employees of the Company.


       All of the Shares issuable upon the exchange of Units or the exercise of options will be "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and may not be transferred unless they are registered under the Securities Act or are otherwise transferrable under Rule 144. The Company expects to file a registration statement with respect to such shares of Common Stock, thereby allowing shares issuable under the Company's Stock Benefit Plans and in exchange for Units to be transferred or resold without restriction under the Securities Act, unless held by directors, executive officers or other affiliates of Home Properties.

       In addition to the limits placed on the sale of "restricted securities" by operation of Rule 144 and other provisions of the Securities Act, Norman and Nelson Leenhouts have agreed not to dispose of their shares for a five-year period ending on August 4, 1999, and the other directors and executive officers of the Company have agreed not to dispose of any of their Shares for differing periods in each case, subject to certain exceptions which include the ability to pledge their securities as collateral for loans provided the pledgee is subject to the same restrictions on disposition.


                                USE OF PROCEEDS

       Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition of multifamily residential properties as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, payment of development costs for new multifamily residential properties and the repayment of certain indebtedness outstanding at such time.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

       The authorized capital stock of Home Properties consists of 30 million shares of Common Stock, par value $.01 per share ("Common Stock"), 10 million shares of excess stock ("Excess Stock"), par value $.01 per share, and 10 million shares of preferred stock ("Preferred Stock"), par value $.01 per share. The following summary description of the Common
Stock, the Preferred Stock and the Common Stock Purchase Rights or Warrants and Debt Securities sets forth certain general terms and conditions of the capital stock of Home Properties to which any Prospectus Supplement may relate. The descriptions below do not purport to be complete and are qualified entirely by reference to Home Properties' Articles of Amendment and Restatement of Articles of Incorporation, as amended ("Articles of Incorporation"), any certificate of designations with respect to Preferred Stock and any applicable Prospectus Supplement.

COMMON STOCK

       All shares of Common Stock offered will be duly authorized, fully paid, and nonassessable. Holders of the Common Stock will have no conversion, redemption, sinking fund or preemptive rights; however, shares of Common Stock will automatically convert into shares of Excess Stock as described below. Under the Maryland General Corporation Law ("MGCL"), stockholders are generally not liable for Home Properties' debts or obligations, and the holders of shares will not be liable for further calls or assessments by Home Properties. Subject to the provisions of Home Properties' Articles of Incorporation regarding Excess Stock described below, all shares of Common Stock have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights.

       Subject to the right of any holders of Preferred Stock to receive preferential distributions, the holders of the shares of Common Stock will be entitled to receive distributions in the form of dividends if and when declared by the Board of Directors of Home Properties out of funds legally available therefor, and, upon liquidation of Home Properties, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of Home Properties, including debts and liabilities arising out of its status of general partner of the Operating Partnership, and any liquidation preference of issued and outstanding Preferred Stock. Home Properties intends to continue paying quarterly distributions.

       The holder of each outstanding share of Common Stock will be entitled to one vote on all matters presented to stockholders for a vote, subject to the provisions of Home Properties' Articles of Incorporation regarding Excess Stock described below. As described below, the Board of Directors of Home Properties may, in the future, grant holders of one or more series of Preferred Stock the right to vote with respect to certain matters when it fixes the attributes of such series of Preferred Stock. Pursuant to the MGCL, Home Properties cannot dissolve, amend its charter, merge with another entity, sell all or substantially all its assets, engage in a share exchange or engage in similar transactions unless such action is approved by stockholders holding a majority of the outstanding shares entitled to vote on such matter. In addition, the Amended and Restated Partnership Agreement of the Operating Partnership (the "Partnership Agreement") requires that any merger or sale of all or substantially all of the assets of Operating Partnership be approved by partners holding a majority of the outstanding Units, excluding Operating Partnership Units held by Home Properties. Home Properties' Articles of Incorporation provide that its Bylaws may be amended by its Board of Directors.

       The holder of each outstanding share of Common Stock will be entitled to one vote in the election of directors who serve for terms of one year. Holders of the shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares entitled to vote in the election of directors will be able to elect all of the directors. Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors.

PREFERRED STOCK

       Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of Home Properties. The Board of Directors will fix the attributes of any Preferred Stock that it authorizes for issuance. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of Home Properties.

       The applicable Prospectus Supplement will describe specific terms of the shares of Preferred Stock offered thereby, including, among other things: (i) the title or designation of the series of Preferred Stock;
(ii) the number of shares of the series of Preferred Stock offered, the liquidation preference per share and the offering price of the Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the Preferred Stock;
(iv) the date from which dividends on such Preferred Stock shall accumulate, if at all; (v) any restrictions on the issuance of shares of the same series or of any other class or series; (vi) the provision for a sinking fund, if any, for such Preferred Stock; (vii) the provision for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof); (x) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock, including any voting rights; (xi) a discussion of federal income tax considerations applicable to such Preferred Stock; (xii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Home Properties; (xiii) any limitations on issuance of any series of Preferred Stock, ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding of the affairs of the Company; and (xiv) any limitations on direct or beneficial ownership and restriction on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

       Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Home Properties, rank (i) senior to all classes or series of Common Stock and to all other equity securities ranking junior to such Preferred Stock, (ii) on a parity with all equity securities issued by Home Properties the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock, and (iii) junior to all equity securities issued by Home Properties the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

       Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Home Properties, then, before any distribution or payment shall be made to the holders of any shares of Common Stock, any Excess Shares or any other class or series of capital stock of Home Properties ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of Home Properties, the holders of shares of each series of Preferred Stock shall be entitled to receive out of assets of Home Properties legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such shares of Preferred Stock do not have cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Preferred Stock will have no right or claim to any of the remaining assets of Home Properties. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of Home Properties are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of Home Properties ranking on a parity with such shares of Preferred Stock in the distribution of assets, then the holders of such shares of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

COMMON STOCK PURCHASE RIGHTS

       The applicable Prospectus Supplement will describe the specific terms of any rights or warrants to purchase Common Stock offered thereby, including, among other things: the duration, offering price and exercise price of the Common Stock Purchase Rights and any provisions for the reallocation of Purchase Rights not initially subscribed. The Prospectus Supplement will describe the persons to whom the Common Stock Purchase Rights will be issued (Home Properties' stockholders, the general public or others) and any conditions to the offer and sale of the Common Stock Purchase Rights offered thereby.

RESTRICTIONS ON TRANSFER

       Ownership Limits. Home Properties' Articles of Incorporation contain certain restrictions on the number of shares of capital stock that stockholders may own. For Home Properties to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year. The capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because Home Properties expects to continue to qualify as a REIT, its Articles of Incorporation contain restrictions on the ownership and transfer of shares of its capital stock intended to ensure compliance with these requirements.

       Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.0% (the "Ownership Limit") of the value of the issued and outstanding shares of capital stock of Home Properties. Stockholders ("Existing Holders") whose holdings exceeded the Ownership Limit immediately after Home Properties' initial public offering of its Common Stock, assuming that all Units of the Operating Partnership are counted as shares of Common Stock, are permitted to continue to hold the number of shares they held on such date and may acquire additional shares of capital stock upon (i) the exchange of Units for Shares, (ii) the exercise of stock options or receipt of grants of shares of capital stock pursuant to a stock benefit plan, (iii) the acquisition of shares of capital stock pursuant to a dividend reinvestment plan, (iv) the transfer of shares of capital stock from another Existing Holder or the estate of an Existing Holder by devise, gift or otherwise, or (v) the foreclosure on a pledge of shares of capital stock; provided, no such acquisition may cause any Existing Holder to own, directly or by attribution, more than 17.5% (the "Existing Holder Limit") of the issued and outstanding Shares, subject to certain additional restrictions. The Board of Directors of Home Properties may increase or decrease the Ownership Limit and Existing Holder Limit from time to time, but may not do so to the extent that after giving effect to such increase or decrease (i) five beneficial owners of Shares could beneficially own in the aggregate more than 49.5% of the aggregate value of the outstanding capital stock of Home Properties or (ii) any beneficial owner of capital stock would violate the Ownership Limit or Existing Holder Limit as a result of a decrease. The Board of Directors may waive the Ownership Limit or the Existing Holder Limit with respect to a holder if such holder provides evidence acceptable to the Board of Directors that such holder's ownership will not jeopardize Home Properties' status as a REIT.

       Any transfer of outstanding capital stock of Home Properties ("Outstanding Stock") that would (i) cause any holder, directly or by attribution, to own capital stock having a value in excess of the Ownership Limit or Existing Holder Limit, (ii) result in shares of capital stock other than Excess Stock, if any, to be owned by fewer than 100 persons,
(iii) result in Home Properties being closely held within the meaning of section 856(h) of the Code, or (iv) otherwise prevent Home Properties from satisfying any criteria necessary for it to qualify as a REIT, is null and void, and the purported transferee acquires no rights to such Outstanding Stock.

       Outstanding Stock owned by or attributable to a stockholder or shares of Outstanding Stock purportedly transferred to a stockholder which cause such stockholder or any other stockholder to own shares of capital stock in excess of the Ownership Limit or Existing Holder Limit will automatically convert into shares of Excess Stock. Such Excess Stock will be transferred by operation of law to a separate trust, with Home Properties acting as trustee, for the exclusive benefit of the person or persons to whom such Outstanding Stock may be ultimately transferred without violating the Ownership Limit or Existing Holder Limit. Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of Home Properties. While the Excess Stock is held in trust, it will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and will not be entitled to participate in dividends or other distributions. Any record owner or purported transferee of Outstanding Stock which has converted into Excess Stock (the "Excess Holder") who receives a dividend or distribution prior to the discovery by Home Properties that such Outstanding Stock has been converted into Excess Stock must repay such dividend or distribution upon demand. While Excess Stock is held in trust, Home Properties will have the right to purchase it from the trust for the lesser of (i) the price paid for the Outstanding Stock which converted into Excess Stock by the Excess Holder (or the market value of the Outstanding Stock on the date of conversion if no consideration was given for the Outstanding Stock) or (ii) the market price of shares of capital stock equivalent to the Outstanding Stock which converted into Excess Stock (as determined in the manner set forth in the Articles of Incorporation) on the date Home Properties exercises its option to purchase. Home Properties must exercise this right within the 90-day period beginning on the date on which it receives written notice of the transfer or other event resulting in the conversion of Outstanding Stock into Excess Stock. Upon the liquidation of Home Properties, distributions will be made with respect to such Excess Stock as if it consisted of the Outstanding Stock from which it was converted.

       Any Excess Holder, with respect to each trust created upon the conversion of Outstanding Stock into Excess Stock, may designate any individual as a beneficiary of such trust; provided, such person would be permitted to own the Outstanding Stock which converted into the Excess Stock held by the trust under the Ownership Limit or Existing Holder Limit and the consideration paid to such Excess Holder in exchange for designating such person as the beneficiary is not in excess of the price paid for the Outstanding Stock which converted into Excess Stock by the Excess Holder (or the market value of the Outstanding Stock on the date of conversion if no consideration was given for the Outstanding Stock). Home Properties' redemption right must have expired or been waived prior to such designation. Immediately upon the designation of a permitted beneficiary, the Excess Stock, if any, will automatically convert into shares of the Outstanding Stock from which it was converted and Home Properties as trustee of the trust will transfer such shares, if any, and any proceeds from redemption or liquidation to the beneficiary.

       If the restrictions on ownership and transfer, conversion provisions or trust arrangements in Home Properties' Articles of Incorporation are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Excess Holder of any Outstanding Stock that would have converted into shares of Excess Stock if the conversion provisions of the Articles of Incorporation were enforceable and valid shall be deemed to have acted as an agent on behalf of Home Properties in acquiring such Outstanding Stock and to hold such Outstanding Stock on behalf of Home Properties unless Home Properties waives its right to this remedy.

       The foregoing ownership and transfer limitations may have the effect of precluding acquisition of control of Home Properties without the consent of its Board of Directors. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.
The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines, and the stockholders concur, that it is no longer in the best interests of Home Properties to attempt to qualify, or to continue to qualify, as a REIT. Approval of the limited partners of the Operating Partnership to terminate REIT status is also required.

       Ownership Reports. Every owner of more than 5% of the issued and outstanding shares of capital stock of Home Properties must file a written notice with Home Properties containing the information specified in the Articles of Incorporation no later than January 31 of each year. In addition, each stockholder shall, upon demand, be required to disclose to Home Properties in writing such information as Home Properties may request in order to determine the effect of such stockholder's direct, indirect and attributed ownership of shares of capital stock on Home Properties' status as a REIT or to comply with any requirements of any taxing authority or other governmental agency.

CERTAIN OTHER PROVISIONS OF MARYLAND LAW AND CHARTER DOCUMENTS

       The following discussion summarizes certain provisions of MGCL and Home Properties' Articles of Incorporation and Bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. See "Additional Information."

       Limitation of Liability and Indemnification. The Articles of Incorporation and Bylaws limit the liability of directors and officers to Home Properties and its stockholders to the fullest extent permitted from time to time by the MGCL and require Home Properties to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the MGCL.

       Business Combinations. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, in addition to any other required vote, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation (other than voting stock held by the Interested Stockholder who will, or whose affiliate will, be a party to the business combination or by an affiliate or associate of the Interested Stockholder) voting together as a single voting group. The extraordinary voting provisions do not apply if, among other things, the corporation's stockholders receive a price for their shares determined in accordance with the MGCL and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Articles of Incorporation of Home Properties contain a provision exempting from these provisions of the MGCL any business combination involving the Leenhoutses (or their affiliates) or any other person acting in concert or as a group with any of the foregoing persons.

       Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter other than "interested shares" (shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: an "acquiring person," an officer of the corporation or an employee of the corporation who is also a director). "Control shares" are shares of stock which, if aggregated with all other such shares of stock owned by the acquiring person, or in respect of which such person is entitled to exercise or direct the exercise of voting power of shares of stock of the corporation in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third,
(ii) one-third or more but less than a majority, or (iii) a majority of more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

       A person who has made or proposes to make a control share acquisition, under certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares upon delivery of an acquiring person statement containing certain information required by the MGCL, including a representation that the acquiring person has the financial capacity to make the proposed control share acquisition, and a written undertaking to pay the corporation's expenses of the special meeting (other than the expenses of those opposing approval of the voting rights). If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

       If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or, if a stockholder meeting is held, as of the date of the meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting before the control share acquisition and the acquiring person becomes entitled to exercise or direct the exercise of a majority or more of all voting power, all other stockholders may exercise rights of objecting shareholders under Maryland law to receive the fair value of their Shares. The fair value of the Shares for such purposes may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of objecting shareholders' rights do not apply in the context of a control share acquisition.

       The Articles of Incorporation contain a provision exempting from the control share acquisition statute any and all acquisitions to the extent that such acquisitions would not violate the Ownership Limit or Existing Owner Limit. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

                         DESCRIPTION OF DEBT SECURITIES


       The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.


       The Debt Securities are to be issued in one or more series under an Indenture, a copy of which is filed as an Exhibit to the Registration Statement of which this Prospectus forms a part, as amended or supplemented by one or more supplemental indentures, (the "Indenture"), to be entered into between the Company and a financial institution as Trustee (the
"Trustee").    The statements herein relating to the Debt Securities and
the Indenture are summaries and are subject to the detailed provisions of the applicable Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus.

GENERAL

       The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder, nor does it limit the incurrence or issuance of other secured or unsecured debt of the Company.

       The Debt Securities will be unsecured general obligations of the Company and will rank with all other unsecured and unsubordinated obligations of the Company as described in the applicable Prospectus Supplement. The Indenture provides that the Debt Securities may be issued from time to time in one or more series. The Company may authorize the issuance and provide for the terms of a series of Debt Securities pursuant to a supplemental indenture.


       Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities being offered thereby for the terms of such Debt Securities, including, where applicable: (1) the specific designation of such Debt Securities; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed, variable or zero) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates;
(5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor; (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (9) the denominations in which such Debt Securities are authorized to be issued; (10) the currency or currency unit for which Debt Securities may be purchased or in which Debt Securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable; (11) if the amount of payments of principal of and premium, if any, or any interest, if any, on such Debt Securities may be determined with reference to an index based on a currency or currencies other than that in which such Debt Securities are stated to be payable, the manner in which such amount shall be determined; (12) if the amount of payments of principal of and premium, if any, or interest, if any, on such Debt Securities may be determined with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which such amount shall be determined; (13) if other than the entire principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (14) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (15) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (16) the application, if any, of such means of defeasance as may be specified for such Debt Securities; and
(17) any other special terms pertaining to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

       Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued only in fully registered form without coupons. Unless the Prospectus Supplement relating thereto specifies otherwise, Debt Securities will be denominated in U.S. dollars and will be issued only in denominations of U.S. $1,000 and any integral multiple thereof.

       Debt Securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

       If the amount of payments of principal of and premium, if any, or any interest on Debt Securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula and securities or commodities will be described in the applicable Prospectus Supplement.

       If the principal of and premium, if any, or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the applicable Prospectus Supplement.


       The Prospectus Supplement, with respect to any particular series of Debt Securities being offered thereby which provide for optional redemption, prepayment or conversion of such Debt Securities on the occurence of certain event, such as a change of control of the Company, will provide: (1) a discussion of the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of the Company's securities or the ability to obtain additional financing in the future; (2) a statement the Company will comply with any applicable provisions of the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other applicable securities laws in connection with any optional redemption, prepayment or conversion provisions and any related offers by the Company (including, if such Debt Securities are convertible, Rule 13e-
4); (3) a disclosure of any cross-defaults in other indebtedness which may result as a consequence of the occurence of certain events so that the payments on such Debt Securities would be effectively subordinated; (4) a disclosure of effect of any failure to repurchase under the applicable Indenture, including in the event of a change of control of the Company;
(5) a disclosure of any risk that sufficient funds may not be available at the time of any event resulting in a repurchase obligation; and (6) a discussion of any definition of "change of control" contained in the applicable Indenture.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

       Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at the office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on Debt Securities in registered form may be made by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest.


       Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the
Company from time to time.   Debt Securities may be transferred or
exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.


CONSOLIDATION, MERGER OR SALE BY THE COMPANY


       Under the terms of the Indenture, the Company shall not be consolidated with or merge into any other corporation or transfer or lease its assets substantially as an entirety, unless (i) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized in the United States and expressly assumes all of the obligations of the Company under the Debt Securities and all Indentures and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. Upon any such consolidation, merger or transfer, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale is made shall succeed to, and be substituted for the Company under the Indenture.

       The Indenture contains no covenants or other specific provisions to afford protection to holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described above. Such covenants or provisions are not subject to waiver by the Company's Board of Directors without the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected by the waiver as described under "Modification of the Indenture" below.

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

       The Indenture provides that, if an Event of Default specified therein occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to the Company (and to the Trustee for such series, if notice is given by such holders of Debt Securities), may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount specified in the Prospectus Supplement) and accrued interest on all the Debt Securities of that series to be immediately due and payable.

       The Indenture provides that the Trustee will, subject to certain exceptions, within a specified number of days after the occurrence of a Default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived. "Default" means any event which is or after notice or passage of time or both, would be an Event of Default.

       The Indenture provides that the holders of a majority in aggregate principal amount of the Debt Securities of each series affected (with each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee.

       The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of the Indenture.

       The holders of a majority in aggregate principal amount of any series of Debt Securities by notice to the Trustee may waive on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security or a provision of the Indenture which cannot be amended without the consent of the holder of each Outstanding Security of such series adversely affected.

MODIFICATION OF THE INDENTURE

       The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by a successor to the Company;
(ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Debt Securities in book entry form or, if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (v) to change or eliminate any provision affecting Debt Securities not yet issued; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities; (viii) to cure any ambiquity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision thereof, provided that such action does not adversely affect the interests of any holder of Debt Securities of any series; (ix) to make provision with respect to the conversion rights of holders of Debt Securities; or (x) to conform to any mandatory provisions of law.

       The Indenture also contain provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (with the Debt Securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holder of each Debt Security so affected,
(i) change the time for payment of principal or premium, if any, or interest on any Debt Security; (ii) reduce the principal of, or any installment of principal of, or premium, if any, or interest on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security; (v) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby, the consent of whose holders is required for modification or amendment of the Indenture or for waiver or compliance with certain provisions of the Indenture or for waiver of certain defaults;
(vi) make any change which adversely affects the right to convert convertible Debt Securities or decrease the conversion rate or increase the conversion price; or (vii) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions.

DEFEASANCE

       If so described in the Prospectus Supplement relating to Debt Securities of a specific series, the Company may discharge its indebtedness and its obligations or terminate certain of its obligations and convenants under the Indenture with respect to the Debt Securities of such series by depositing funds or obligations issued or guaranteed by the United States government with the Trustee. The Prospectus Supplement will more fully describe the provisions, if any, relating to such discharge or termination of obligations.


THE TRUSTEE

       The Prospectus Supplement will identify the Trustee under the applicable Indenture. The Company may also maintain banking and other commercial relationships with any Trustee and its affiliates in the ordinary course of business.


                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

       The following discussion summarizes certain federal income tax considerations that may be relevant to a prospective holder of shares of Common Stock. Any Prospectus Supplement which relates to a series of Preferred Stock or of Debt Securities will set forth the federal income tax consequences of that Preferred Stock to a prospective holder. The following discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations. This discussion does not address all of the aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States).


       This discussion contains a general summary of certain Code sections that govern the federal income tax treatment of a REIT and its stockholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof. Home Properties has not sought or obtained any ruling from the Internal Revenue Service or any opinions of counsel specifically related to the tax matters described below.


       EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF COMMON STOCK AND THE ELECTION BY HOME PROPERTIES TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF HOME PROPERTIES AS A REIT

       Home Properties plans has to be taxed as a REIT under Sections 856 through 860 of the Code. Home Properties believes that, commencing with its taxable year ending December 31, 1994, it is organized and operates in such a manner as to qualify for taxation as a REIT under the Code, and Home Properties intends to continue to operate in such a manner. No assurance, however, can be given that Home Properties will operate in a manner so as to qualify or remain qualified as a REIT.

       If Home Properties qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, Home Properties will be subject to federal income tax in the following circumstances. First, Home Properties will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, Home Properties may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Home Properties has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by Home Properties by foreclosure or otherwise on default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Home Properties has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Home Properties should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed in "Requirements for Qualification - Income Tests" below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Home Properties fails the 75% or 95% test, multiplied by a fraction intended to reflect Home Properties' profitability. Sixth, if Home Properties should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, Home Properties would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Home Properties disposes of any asset acquired from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Home Properties' hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Home Properties recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by Home Properties over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable.


REQUIREMENTS FOR QUALIFICATION.

       Generally. To qualify as a REIT, an entity must be a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and
(7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Electing REIT treatment requires that the entity adopt a calendar year accounting period.

       Home Properties satisfies the requirements set forth above. In addition, Home Properties' Articles of Incorporation provide restrictions regarding the transfer of its shares that are intended to assist Home Properties in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Capital Stock - Restrictions on Transfer."

       In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, Home Properties' proportionate share of the assets, liabilities and items of income of the Operating Partnership and the partnerships, if any, in which the Operating Partnership will have an interest will be treated as assets, liabilities and items of Home Properties for purposes of applying the requirements described herein.

       Income Tests. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

       Rents received by Home Properties will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. Second, the Code provides that rents received from a resident will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Home Properties generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom Home Properties derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Home Properties are "usually or customarily rendered" in connection with the rental of space for occupancy only (such as furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) and are not otherwise considered "rendered to the occupant."

       It is expected that Home Properties' real estate investments will continue to give rise to income that will enable it to satisfy all of the income tests described above. Substantially all of Home Properties' income will be derived from its interest in the Operating Partnership, which will, for the most part, qualify as "rents from real property" for purposes of the 75% and the 95% gross income tests.

       The Operating Partnership does not and does not anticipate charging more than a de minimis amount of rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above). The Operating Partnership does not anticipate receiving rents in excess of a de minimis amount from Related Party Tenants. The Operating Partnership does not anticipate holding a lease on any property in which rents attributable to personal property constitute greater than 15% of the total rents received under the lease. Neither Home Properties nor the Operating Partnership will knowingly directly perform services considered to be rendered to the occupant of property. The Operating Partnership will perform all development, construction and leasing services for, and will operate and manage, the properties owned by it directly without using an "independent
contractor."   Management believes that the only material services to be
provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. Home Properties does not anticipate that the Operating Partnership will provide services that might be considered rendered primarily for the convenience of the occupants of the property.

       The Operating Partnership owns all of the non-voting common stock of the Management Companies, corporations that are taxable as regular corporations. The Management Companies will perform management, development, construction and leasing services for certain properties not owned by the Company. The income earned by and taxed to the Management Companies would be nonqualifying income if earned by Home Properties through the Operating Partnership. As a result of the corporate structure, the income will be earned by and taxed to the Management Companies and will be received by the Operating Partnership only indirectly as dividends that qualify under the 95% test.

       To the extent the Operating Partnership does not immediately use the proceeds of the Offering, these funds will be invested in interest-bearing accounts and short-term, interest-bearing securities. The interest income earned on those funds is expected to be includible under the 75% test as "qualified temporary investment income" (which includes income earned on stock or debt instruments acquired with the proceeds of a stock offering, not including amounts received under a dividend reinvestment plan). Qualified temporary investment income treatment only applies during the one-year period beginning on the date Home Properties receives the new capital.

       If Home Properties fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Home Properties' failure to meet such tests was due to reasonable cause and not due to willful neglect, Home Properties attaches a schedule of the sources of its income to its return, and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Home Properties would be entitled to the benefit of these relief provisions. As discussed above in "Generally," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision applies to provide relief if the 30% income test is failed, and in such case, Home Properties would cease to qualify as a REIT. See "Failure to Qualify" below.

       Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Home Properties' total assets must be represented by real estate assets, cash and cash items (including
receivables) and government securities.   For this purpose real estate
assets include (i) Home Properties' allocable share of real estate assets held by the Operating Partnership and partnerships in which the Operating Partnership owns an interest or held by "qualified REIT subsidiaries" of Home Properties and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five-year) debt offering of the Company. Second, not more than 25% of Home Properties' total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Home Properties may not exceed 5% of the value of Home Properties' total assets, and Home Properties may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT).

       Home Properties anticipates that it will continue to be able to comply with these asset tests. Home Properties is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and should be considered to hold its proportionate share of all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, Home Properties plans to hold more than 75% of its assets as real estate assets. In addition, Home Properties does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary, nor securities of any one issuer exceeding 5% of the value of Home Properties' gross assets (determined in accordance with generally accepted accounting principles). As previously discussed, Home Properties is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

       The Operating Partnership owns all of the nonvoting common stock of the Management Companies. The Operating Partnership does not own any of the voting securities of the Management Companies. Management believes that Home Properties' interest in the securities of the Management Companies through the Operating Partnership does not exceed 5% of the total value of Home Properties' assets. No independent appraisals have been obtained.

       After initially meeting the asset tests at the close of any quarter, Home Properties will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Home Properties intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

       Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of Home Properties' "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and
(ii) 95% of the net income (after tax), if any, from foreclosure property, minus (b) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Home Properties timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Home Properties does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if Home Properties should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, Home Properties would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

       Home Properties intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Home Properties to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the 95% distribution requirement, Home Properties may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

       Under certain circumstances, Home Properties may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in Home Properties' deduction for dividends paid for the earlier year.
Thus, Home Properties may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Home Properties will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

       Failure to Qualify. If Home Properties fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, Home Properties will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.
Distributions to stockholders in any year in which Home Properties fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible to claim the dividends received deduction. Unless entitled to relief under specific statutory provisions, Home Properties also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. If is not possible to state whether in all circumstances Home Properties would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

       Taxation of Taxable Domestic Stockholders. As long as Home Properties qualifies as a REIT, distributions made to Home Properties' taxable domestic stockholders out of current or accumulated earnings and profits
(and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Home Properties' actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.
Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by Home Properties in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Home Properties and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Home Properties during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

       In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Home Properties required to be treated by such stockholder as long-term capital gain.

       Distributions from Home Properties and gain from the disposition of shares will not ordinarily be treated as passive activity income, and therefore, stockholders generally will not be able to apply any "passive losses" against such income. Dividends from Home Properties (to the extent they do not constitute a return of capital) and gain from the disposition of shares generally will be treated as investment income for purposes of the investment interest limitation.

       Home Properties will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide Home Properties with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, Home Properties may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. See "Taxation of Foreign Stockholders" below.

       Taxation of Tax-Exempt Stockholders. The IRS has ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute "unrelated business taxable income" ("UBTI"). Although rulings are merely interpretations of law by the IRS and may be revoked or modified, based upon this ruling and the analysis therein, distributions by Home Properties to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of shares of Common Stock with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

       Congress has enacted legislation which includes a provision that requires qualified trusts that hold more than 10% (by value) of the interests in a REIT to treat a percentage of REIT dividends as UBTI. The requirement applies only if (i) the qualification of the REIT depends upon the application of a "look-through" exception to the restriction on REIT stockholdings by five or fewer individuals, including qualified trusts (see "Description of Capital Stock - Restrictions on Transfer"), and (ii) the REIT is "predominantly held" by qualified trusts. The qualification of Home Properties as a REIT currently does not depend upon application of the "look-through" exception and Home Properties currently is not "predominantly held" by qualified trusts.

       Taxation of Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders
(collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules.
Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in the capital stock of Home Properties, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

       Distributions that are not attributable to gain from sales or exchanges by Home Properties of a U.S. real property interest and not designated by Home Properties as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation). Home Properties expects to withhold United States income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder unless (1) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Home Properties or (2) the Non-U.S. Stockholder files an IRS Form 4224 with Home Properties claiming that the distribution is "effectively connected" income. Distributions in excess of current and accumulated earnings and profits of Home Properties will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares as described below.

       For any year in which Home Properties qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Home Properties of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption.

       Home Properties will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (a) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if Home Properties designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of Home Properties' earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of Home Properties' current or accumulated earnings and profits.
Tax treaties may reduce Home Properties' withholding obligations. If the amount withheld by Home Properties with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described above), the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 28% maximum rate on capital gains of individuals.

       Gain recognized by a Non-U.S. Stockholder upon a sale of shares of capital stock generally will not be taxed under FIRPTA if a REIT is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that Home Properties will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares of capital stock is "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as United States stockholders with respect to such gain, or
(ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual who was present in the U.S. will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals). A purchaser of shares of capital stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares are "regularly traded" on an established securities market or if Home Properties is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of shares may be required to withhold 10% of the purchase price and remit such amount to the IRS.

INCOME TAXATION OF THE OPERATING PARTNERSHIP,
THE UNDERLYING PARTNERSHIPS AND THEIR PARTNERS

       The following discussion summarizes certain federal income tax considerations applicable to Home Properties' investment in the Operating Partnership.

            Classification of the Operating Partnership. Home Properties will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of any partnerships in which it owns an interest) only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than an association taxable as a corporation. An organization formed as a partnership will be treated as a partnership for federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are continuity of life, centralization of management, limited liability, and free transferability of interests.

       The Operating Partnership has not requested, nor does it intend to request, a ruling from the IRS that it will be treated as a partnership for federal income tax purposes.

       If for any reason the Operating Partnership was taxable as a corporation rather than as a partnership for federal income tax purposes, Home Properties would not be able to satisfy the income and asset requirements for REIT status. See "- Requirements for Qualification - Income Tests" and "- Requirements for Qualification - Asset Tests." In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case Home Properties might incur a tax liability without any related cash distribution. See "- Requirements for Qualification - Annual Distribution Requirements." Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

       Partners, Not Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

       Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations may be disregarded for tax purposes under section 704(b) of the Code if they do not have substantial economic effect. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

       Tax Allocations with Respect to the Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partners in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

       The partners of the Operating Partnership other than Home Properties (the "Contributing Partners") are deemed to have contributed general or limited partnership interests in other partnerships owning multifamily residential properties which were acquired by Operating Partnership and which may have had an adjusted tax basis which is less than the fair market value of such interests (the "Contributed Interests"). Upon the merger or dissolution of the such partnerships and the transfer of the properties to the Operating Partnership, the Contributing Partners were deemed to have contributed the portion of the properties represented by the Contributed Interests (the "Contributed Property") to the Operating Partnership, and the Operating Partnership's tax basis in the Contributed Property will be the tax basis of the Contributing Partners in the Contributed Interests. Because the Contributed Property has a Book-Tax Difference, the Operating Partnership Agreement will require allocations to be made in a manner consistent with section 704(c) of the Code.

       Under these special rules, the Contributing Partners may be allocated lower amounts of depreciation deductions for tax purposes with respect to the Contributed Property than the amount of such deductions that would be allocated to them if such Contributed Property had a tax basis equal to its fair market value at the time of contribution. In addition, in the event of the disposition of any of the Contributed Property, all income attributable to the Book-Tax Difference of such Contributed Property generally will be allocated to the Contributing Partners, and Home Properties generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of the Contributed Property. These allocations will tend to eliminate the Book-Tax Differences with respect to the Contributed Property over the life of the Operating Partnership. However, the special allocation rules of
Section 704(c) may not entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the Contributed Property in the hands of the Operating Partnership could cause Home Properties (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to Home Properties if the Contributed Property had a tax basis equal to its fair market value at the time of contribution, and (ii) possibly to be allocated taxable gain in the event of a sale of Contributed Property in excess of the economic or book income allocated to Home Properties as a result of such sale. These allocations possibly could cause Home Properties to recognize taxable income in excess of cash proceeds, which might adversely affect its ability to comply with the REIT distribution requirements. See " - Requirements for Qualification
- - Annual Distribution Requirements."

       Depreciation. The Operating Partnership's assets other than cash will consist largely of property treated as purchased by the Operating Partnership. The Operating Partnership has an aggregate basis in the assets of each partnership it acquires equal to the sum of the purchase price paid for the partnership interests. To the extent that the Operating Partnership's basis in a piece of depreciable property exceeds the basis of the property when it was held by the acquired partnership, such basis should in effect be treated as a newly acquired, separate asset and entitled to 39-year depreciation.

       Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Similarly, amortization on intangible contracts for services contributed to the Operating Partnership will be allocated as required by section 704(c) of the Code. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

       Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT Requirements, Home Properties' share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "- Taxation of Home Properties as a REIT." Such prohibited transaction income will also have an adverse effect upon Home Properties' ability to satisfy the income tests for REIT status. See "- Requirements for Qualification - Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's basis made during the four-year period prior to disposition must not exceed 30% of the property's net sales price. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing the properties and to make such occasional sales of the properties, including adjoining land, as are consistent with Home Properties' and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Operating Partnership will constitute a sale of property held for investment.

OTHER TAX CONSIDERATIONS

       The Management Companies. A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Management Companies through dividends on stock of the Management Companies to be held by the Operating Partnership. The Management Companies do not qualify as a REITs and will pay federal, state and local tax income taxes on its net income at normal corporate tax rates. Home Properties expects that the Management Companies' income, after deducting its expenses, will not give rise to significant corporate tax liabilities. The amount of corporate tax liability will increase if the IRS disallows the items of expense which Home Properties expects to be allocated to the Management Companies.

       State and Local Tax Considerations. Home Properties and the Management Companies will, and Home Properties' stockholders may, be subject to state or local taxation in various states or local jurisdictions, including those in which the Company, its stockholders or the Operating Partnership transact business or reside. The state and local tax treatment of Home Properties and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Company.

       Possible Federal Tax Developments. The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of Home Properties or of its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting Home Properties or its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.

                              ERISA CONSIDERATIONS

       A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan ("Plan") subject to the Employee Retirement Income Security
Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of any of such Plan's assets in shares of Home Properties' capital stock. Accordingly, such fiduciary should consider whether the investment (i) satisfies the diversification requirements of section 404(a)(1)(C) of ERISA, (ii) is in accordance with the documents and instruments governing the Plan to the extent consistent with ERISA, (iii) is prudent and an appropriate investment for the Plan, based on examination of the Plan's overall investment portfolio and (iv) is for the exclusive benefit of Plan participants and beneficiaries, as required by ERISA.

       In addition to the imposition of general fiduciary standards, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving Plans and persons who have certain relationships to Plans ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). The Code's prohibited transaction rules also apply to certain transactions between "disqualified persons" and individual retirement accounts or annuities ("IRAs"), as defined in section 408(a) and (b) of the Code. Thus, a Plan fiduciary and an IRA considering an investment in shares also should consider whether the acquisition or the continued holding of shares might constitute or give rise to a direct or indirect prohibited transaction.

       Those persons proposing to invest on behalf of Plans should also consider whether a purchase of one or more shares of capital stock will cause the assets of Home Properties to be deemed assets of the Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code. The Department of Labor (the "DOL") has issued regulations (the "DOL Regulations") as to what constitutes assets of a Plan under ERISA. Under the DOL Regulations, if a Plan acquires an equity interest in an entity, the Plan's assets would include, for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and the Code, both the equity interest and an undivided interest in each of the entity's underlying assets unless (a) such interest is a "publicly offered security," (b) such interest is a security issued by an investment company registered under the Investment Company Act of 1940, as amended, or (c) another specified exception applies.


                              PLAN OF DISTRIBUTION

       The Company may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

       The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

       In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Offered Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the sale of the capital stock they realize may be deemed to be underwriting discounts and commissions under the Securities
Act. Any such underwriting or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

       Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities other than Common Stock will be a new issue with no established trading market. The Company may elect to list any series of Preferred Stock or other securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

       Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

       Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

       In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                    EXPERTS

       The financial statements incorporated by reference in this Prospectus or elsewhere in the Registration Statement have been incorporated herein in reliance on the reports audited by Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

       The legality of the Offered Securities issued pursuant to any Prospectus Supplement will be passed upon by Nixon, Hargrave, Devans & Doyle LLP. In addition, Nixon, Hargrave, Devans & Doyle LLP will provide an opinion with respect to certain tax matters which form the basis of the discussion under "Federal Income Tax Considerations".

NO DEALER, SALESPERSON OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED
TO GIVE ANY INFORMATION OR MAKE
ANY REPRESENTATIONS NOT
CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFERING
COVERED BY THIS PROSPECTUS.  IF                  HOME PROPERTIES
GIVEN OR MADE, SUCH INFORMATION                        OF
OR REPRESENTATIONS MUST NOT BE                    NEW YORK, INC.
RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY.  THIS
PROSPECTUS DOES NOT CONSTITUTE
AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY,                   COMMON STOCK
THE COMMON STOCK IN ANY                          PREFERRED STOCK
JURISDICTION WHERE, OR TO ANY                 COMMON STOCK PURCHASE
PERSON TO WHOM, IT IS UNLAWFUL                  RIGHTS OR WARRANTS
TO MAKE ANY SUCH OFFER OR                        DEBT SECURITIES
SOLICITATION.  NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR
ANY SALE MADE HEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, CREATE
AN IMPLICATION THAT THERE HAS
NOT BEEN ANY CHANGE IN THE FACTS
SET FORTH IN THIS PROSPECTUS OR
IN THE AFFAIRS OF THE COMPANY
SINCE THE DATE HEREOF.

           SUMMARY                              SEPTEMBER 5, 1996
      TABLE OF CONTENTS
                                Page

Additional Information . . .      2
Documents Incorporated by
Reference. . . . . . . . . .      3
The Company. . . . . . . . .      3
Risk Factors . . . . . . . .      4
Use of Proceeds. . . . . . .     12
Description of Capital
  Stock. . . . . . . . . . .     12
Description of Debt
  Securities . . . . . . . .     20
Federal Income Tax
  Considerations . . . . . .     25
Plan of Distribution . . . .     40
Experts. . . . . . . . . . .     41
Legal Matters. . . . . . . .     41

                                  PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table is an itemized listing of expenses to be incurred by the Company in connection with the issuance and distribution of the shares of Common Stock being registered hereby, other than discounts and commissions:


         SEC Registration Fee . . . . . . . . . . .    $  34,482.76
         NYSE Listing Fee . . . . . . . . . . . . .             *
         Printing and Engraving Costs . . . . . . .             *
         Legal Fees and Expenses. . . . . . . . . .       12,000.00*
         Accounting Fees and Expenses . . . . . . .        2,000.00*
         Miscellaneous. . . . . . . . . . . . . . .        5,000.00*
                                                        ____________

             Total. . . . . . . . . . . . . . . . .    $  53,482.76*
                                                       =============

*Estimate

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         See original filing.

ITEM 16. EXHIBITS

Number   Description

3.1 Articles of Amendment and Restatement of Articles of Incorporation of Home Properties of New York, Inc. (the "Company")
3.2        Amended and Restated By-Laws of the Company
4.1        Form of certificate representing shares of Common Stock of the
           Company
4.2 Agreement of the Company to file instruments defining the rights of holders of long term debt or it or its subsidiaries with the Commission on request
4.3 Credit Agreement between Manufacturers and Traders Trust Company, Home Properties of New York, L.P. (the "Operating Partnership") and the Company
4.4        Amendment Agreement between M&T, the Operating Partnership and the
           Company
4.5 Mortgage Spreader, Consolidation and Modification Agreement between M&T and the Operating Partnership, together with form of Mortgage, Assignment of Leases and Rents and Security Agreement incorporated therein by reference
4.6 Mortgage Note made by the Operating Partnership payable to M&T in the principal amount of $12,298,999
4.7 Demand Grid Note, dated August 22, 1996, from the Operating Partnership to M&T in the maximum principal amount of $25,000,000
4.8 Spreader, Consolidation, Modification and Extension Agreement, dated as of October 26, 1995, between John Hancock Mutual Life Insurance Company and the Operating Partnership relating to indebtedness in the principal amount of $20,500,000.
4.9        Form of Indenture for Debt Securities*
5.1 Opinion of Nixon,Hargrave, Devans & Doyle LLP regarding the legality of the Common Stock being registered*
10.1 Amended and Restated Agreement of Limited Partnership of the Operating Partnership
10.2 Amendments No. One through Eight to the Agreement of Limited Partnership of the Operating Partnership
24.1       Consent of Nixon, Hargrave, Devans & Doyle LLP (included as part of
           Exhibit 5)
24.2       Consent of Coopers & Lybrand LLP
25         Power of Attorney (included on signature page)

* Included with this filing.


ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         The undersigned registrant hereby undertakes, at the time of any proposed offer of Debt Securities pursuant to a Prospectus Supplement, to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

         The undersigned registrant hereby undertakes, at the time of any proposed offer of any Common Stock Purchase Rights pursuant to a Prospectus Supplement, to further supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters, if any, during the subscription period, the amount of any unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the applicable Prospectus Supplement, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, New York, on the 5th day of September, 1996.

                                 HOME PROPERTIES OF NEW YORK, INC.



                                 By: /s/ Norman Leenhouts
                                     Norman P. Leenhouts
                                     Chairman and Co-Chief Executive Officer


                                 By: /s/ Nelson B. Leenhouts
                                     Nelson B. Leenhouts
                                     President and Co-Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                     Date



 _/s/ Norman P. Leenhouts    Director, Chairman          September 5, 1996
  Norman P. Leenhouts        and Co-Chief Executive
                             Officer (Principal
                             Executive Officer)


   /s/ Nelson B. Leenhouts   Director, President         September 5, 1996
  Nelson B. Leenhouts        and Co-Chief Executive
                             Officer (Principal
                             Executive Officer)


  /s/ Richard J. Crossed     Director, Executive Vice    September 5, 1996
Richard J. Crossed           President

  /s/ Amy L. Tait            Director, Executive Vice    September 5, 1996
  Amy L. Tait                President and Chief
                             Operating Officer


  /s/ David P. Gardner       Vice President, Chief       September 5, 1996
  David P. Gardner           Financial Officer
                             and Treasurer
                             (Principal Financial and
                             Accounting Officer)


* _______________________    Director                    September 5, 1996
    Burton S. August, Sr.


* _______________________    Director                    September 5, 1995
  William Balderston, III


* _______________________    Director                    September 5, 1995
  Leonard F. Helbig, III


* _______________________    Director                    September 5, 1995
      Roger W. Kober


* _______________________    Director                    September 5, 1995
   Clifford W. Smith, Jr.

* _______________________    Director                    September 5, 1995
      Paul L. Smith

* By /s/ Norman P. Leenhouts
Attorney-in-Fact


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, soliciation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                 EXHIBIT INDEX


Home Properties of New York, Inc. (the "Company")
Registration Statement on Form S-3 No. 333-2674

NUMBER DESCRIPTION                                              LOCATION

3.1    Articles of Amendment and Restatement                  Form S-11, File
       of Articles of Incorporation of the                    No. 33-78862
       Company                                                ("S-11")
3.2    Amended and Restated By-Laws of the Company            S-11
4.1    Form of certificate representing shares                S-11
       of Common Stock of the Company
4.2    Agreement of the Company to file                       S-11
       instruments defining the rights of holders
       of long term debt or it or its subsidiaries
       with the Commission on request
4.3    Credit Agreement between Manufacturers and             Form 10-Q for
       Traders Trust Company, Home Properties of              Quarter Ended
       New York, L.P. (the "Operating Partnership")           6/30/94 (File
       and the Company                                        1-13136)
                                                              ("6/94 10-Q")
4.4    Amendment Agreement between M&T, the Operating         Form 10-K for
       Partnership and the Company                            Year Ended
                                                              12/31/94
                                                              ("1994 10-K")
4.5    Mortgage Spreader, Consolidation and Modification      6/94 10-Q
       Agreement between M&T and the Operating Partnership,
       together with form of Mortgage, Assignment of Leases
       and Rents and Security Agreement incorporated
       therein by reference
4.6    Mortgage Note made by the Operating Partnership        6/94 10-Q
       payable to M&T in the principal amount of $12,298,999
4.7    Demand Grid Note, dated August 22, 1996, from the      Filed herewith
       Operating Partnership to M&T in the maximum principal
       amount of $25,000,000
4.8    Spreader, Consolidation, Modification and Extension    Form 10-K for
       Agreement, dated as of October 26, 1995, between John  Year Ended
       Hancock Mutual Life Insurance Company and the          12/31/95
       Operating Partnership relating to indebtedness in      ("1995 10-K")
       the principal amount of $20,500,000
4.9    Form of Indenture for Debt Securities                  Filed herewith
5.1    Opinion of Nixon, Hargrave, Devans & Doyle LLP         Filed herewith
       regarding the legality of the Common Stock being
       registered
10.1   Amended and Restated Agreement of Limited              S-11
       Partnership of the Operating Partnership
10.2   Amendments No. One through Eight to the Agreement      1995 10-K
       of Limited Partnership of the Operating Partnership
24.1   Consent of Nixon, Hargrave, Devans & Doyle LLP         Included with
                                                              Exhibit 5
24.2   Consent of Coopers & Lybrand LLP                       Filed herewith
25     Power of Attorney                                      Included on
                                                              signature page